Exhibit 99.1

Citizens Financial Group, Inc. Reports Second Quarter Net Income of $318 Million

and Diluted EPS of $0.63

Second quarter 2017 net income up 31% and diluted EPS up 37% versus year-ago quarter

ROTCE* of 9.6% with 5% positive operating leverage year over year; 7% Underlying

PROVIDENCE, RI (July 21, 2017) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported second quarter net income of $318 million, up 31% from $243 million in second quarter 2016 with earnings per diluted common share of $0.63, up 37% from $0.46 per diluted common share in second quarter 2016. Second quarter 2017 net income was relatively stable with first quarter 2017, which included a $23 million, or $0.04 per share, benefit related to the settlement of certain state tax matters, and second quarter earnings per diluted common share increased 3% from $0.61 in first quarter 2017. On an Underlying basis,* which excludes the benefit of the first quarter state tax settlement, second quarter net income increased 7% and earnings per diluted common share increased 11% relative to first quarter 2017.

Second quarter 2017 results reflect a pre-tax $26 million impact related to impairments on aircraft lease assets which, in addition to provision expense of $70 million, resulted in total credit-related costs of $96 million. The lease impairments, which largely relate to a non-core runoff portfolio, reduced noninterest income by $11 million and increased noninterest expense by $15 million. Year-over-year operating leverage was 5%; 7% Underlying before the impact of the lease impairments.*

Return on Average Tangible Common Equity (“ROTCE”) of 9.6% in second quarter 2017 compared to 9.7% in first quarter 2017, or 9.0% on an Underlying basis, and 7.3% in second quarter 2016.*

“We are pleased to report another quarter of strong results, which reflect continued execution of our strategic initiatives,” said Chairman and Chief Executive Officer Bruce Van Saun. “We believe we are turning the corner and emerging from our turnaround phase, having made strong strides in growing our balance sheet and customer base and building out our capabilities in both Consumer and Commercial. We aim to become a top-performing regional bank, and remain confident in our outlook and ability to deliver strong earnings growth and capital returns.”

Citizens announced the launch of the next phase of its Tapping Our Potential (“TOP”) efficiency programs, which are designed to drive continuous improvement in the overall efficiency and effectiveness of the organization while self-funding investments to drive future growth. The new TOP IV program is expected to deliver pre-tax run-rate expense and revenue enhancements in the range of $90 million to $105 million by the end of 2018.

Citizens also announced that its board of directors declared a third quarter cash dividend of $0.18 per common share, an increase of $0.04 per share, or 29%. The dividend is payable on August 16, 2017 to shareholders of record at the close of business on August 2, 2017.

*	Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. “Underlying” results, as applicable, exclude a 1Q17 $23 million benefit related to the settlement of certain state tax matters and reclassify 2Q17 results for the pre-tax impact of $26 million of lease asset impairments to reflect their credit-related impact.

Citizens Financial Group, Inc.

Second Quarter 2017 vs. First Quarter 2017

Key Highlights

•	Second quarter highlights include net interest income growth of 2%, strength in mortgage banking fees, service charges and fees and capital markets fees along with continued expense management discipline. Results reflect net interest margin expansion to 2.97% and an efficiency ratio of 61.9%, or 60.4% before the impact of lease impairments.*

•	Tangible book value per common share of $26.61 increased 2%. Fully diluted average common shares outstanding decreased by 3.9 million shares.

Results

•	Total revenue of $1.4 billion increased 1% with a 2% increase in net interest income, partially offset by a $9 million decrease in noninterest income driven by $11 million of finance lease impairments recorded in other income.

•	Net interest income of $1.0 billion increased $21 million driven by 1% growth in average loans and leases, the benefit of day count and net interest margin expansion to 2.97%.

•	Net interest margin of 2.97% reflects the benefit of higher short-term interest rates and improving loan mix towards higher-return assets, partially offset by the effects of lower long-term rates on securities portfolio premium amortization expense and an increase in funding costs.

•	Although noninterest income of $370 million decreased $9 million, it was up modestly before the impact of finance lease impairments. Results reflect another record quarter in capital markets revenue, improvement in mortgage banking fees, seasonally higher service charges and fees and growth in letter of credit and loan fees, partially offset by modest declines across several other fee categories.

•	Noninterest expense of $864 million increased $10 million driven by a $15 million increase tied to operating lease impairments recorded in other expense. Before the impact of lease impairments, noninterest expense of $849 million decreased by $5 million compared with $854 million in first quarter 2017. Results reflect a seasonal reduction in salaries and benefits expense, and a reduction in equipment and occupancy expense, partially offset by higher outside services and other expense including higher FDIC expense, advertising and public relations costs and travel expense.

•	Provision for credit losses of $70 million improved 27% driven by continued improvement in overall portfolio credit quality which more than offset reserves to fund loan growth. Including the impact of lease residual impairments, credit-related costs totaled $96 million, flat with first quarter 2017.

•	Efficiency ratio of 61.9%, or 60.4% before the impact of lease impairments, compared with 61.7% in first quarter 2017; ROTCE of 9.6% compared with 9.7% in first quarter 2017; 9.0% on an Underlying basis.*

Balance Sheet

•	Average interest-earning assets increased $1.2 billion, or 1%, driven by 1% loan growth. Results reflect the $124 million average impact of the sale of $596 million of lower-return commercial loans and leases associated with balance sheet optimization initiatives. Before the impact of the commercial loan and lease sales, average loan growth was 1.1% and period-end loan growth was 1.4%.

•	Average deposits increased $836 million, or 1%, reflecting growth in checking with interest, term and savings.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 0.94% improved from 0.97%, reflecting a reduction in retail NPLs. Allowance coverage of NPLs improved to 119% from 117%.

•	Net charge-offs of 28 basis points improved from 33 basis points in first quarter 2017, reflecting continued strong results in core retail and core commercial, partially offset by an increase in non-core portfolios.

•	Robust capital strength with a common equity tier 1 (“CET1”) risk-based capital ratio of 11.2%.

Citizens Financial Group, Inc.

•	Repurchased 3.7 million shares of common stock in the quarter; as of June 30, 2017, 2016 CCAR Capital Plan repurchases totaled 24.5 million common shares at a weighted-average price per share of $28.21. Including common dividends, capital returned to shareholders was $957 million.

•	Received a non-objection to the 2017 CCAR Capital Plan, which includes up to $850 million in share repurchases and the ability to increase the quarterly dividend to $0.22 per share in early 2018.

Second Quarter 2017 vs. Second Quarter 2016

Key Highlights

•	Second quarter results reflect a 31% increase in net income available to common stockholders, led by revenue growth of 9%, as net interest income increased 11% given 6% average loan growth and a 13 basis point increase in net interest margin, as well as noninterest income growth of 4%. Before the impact of lease impairments, revenue increased 10% with noninterest income growth of 7%.*

•	Continued strong focus on top-line growth and expense management helped drive positive operating leverage of 5%, a 2.8% improvement in the efficiency ratio and a 2.3% improvement in ROTCE.*

•	Before the impact of lease impairments, operating leverage was 7% and the efficiency ratio improved 4.4%.*

•	Fully diluted average common shares outstanding decreased by 23.0 million.

Results

•	Total revenue of $1.4 billion increased $118 million, or 9%, reflecting strong net interest income and noninterest income growth.

•	Net interest income increased 11% given 6% average loan growth and a 13 basis point improvement in net interest margin.

•	Net interest margin of 2.97% reflects improved loan yields, driven by higher rates and balance sheet optimization initiatives, partially offset by investment portfolio growth and higher funding costs.

•	Noninterest income increased 4%, as strength in capital markets fees, card fees, mortgage banking fees and letter of credit and loan fees was partially offset by the $11 million impact of finance lease impairments. Before the impact of finance lease impairments, noninterest income was up 7%.*

•	Noninterest expense increased 4%, reflecting higher other expense driven by the $15 million impact of operating lease impairments and higher FDIC expense, as well as an increase in advertising and public relations costs. Results also reflect stable salaries and employee benefits and equipment expense, as well as an increase in outside services, occupancy and amortization of software expense. Before the impact of operating lease impairments, noninterest expense increased 3%.*

•	Provision for credit losses decreased $20 million, or 22%, reflecting continued improvement in overall portfolio credit quality that more than offset the impact of an increase in commercial charge-offs. Total credit-related costs of $96 million, including lease impairments, were up modestly from second quarter 2016.

•	ROTCE* of 9.6% improved 2.3%, from 7.3%.

Balance Sheet

•	Average interest-earning assets increased $8.1 billion, or 6%, reflecting 6% loan growth and a 7% increase in the investment portfolio.

•	Average deposits increased $6.8 billion, or 7%, on strength in checking with interest, term, money market and savings.

Citizens Financial Group, Inc.

•	NPLs to total loans and leases ratio of 0.94% improved from 1.01%, as a reduction in retail nonperforming loans more than offset an increase in commercial nonperforming loans, largely commodities-related credits, partially offset by improvement in commercial real estate. Allowance coverage of NPLs of 119% remained relatively stable.

•	Net charge-offs of 28 basis points of loans increased modestly from relatively low 25 basis points in second quarter 2016, reflecting continued improvement in retail, partially offset by an increase in commercial that represents continued normalization from lower charge-off levels.

Update on Plan Execution

Consumer Banking

•	Performance paced by solid loan growth with continued traction in education, mortgage and unsecured retail, along with increased loan yields, reflecting improving mix and higher rates.

•	Wealth management business continues to build scale and add capabilities, with fee income growth of 2% and managed money fees up 26% from second quarter 2016. Positive trend continues in migrating sales mix from transaction to fee-based products.

•	Mortgage business continues to demonstrate strength, with improved secondary mix year-over-year and strong customer satisfaction scores that reflect the impact of investments in our platform and talent.

Commercial Banking

•	Strong year-over-year performance in fee income was led by loan syndications, letter of credit and loan fees and card fees, as we continue to benefit from investments in our growth initiatives.

•	Continued balance sheet and customer growth, with 6% average loan growth from second quarter 2016, reflecting strength in Commercial Real Estate, Mid-corporate and Middle Market, Franchise Finance and Industry Verticals. In addition, grew average deposits 14% from second quarter 2016. Continue to add coverage bankers to expand expertise in industry groups and to extend geographic reach.

Efficiency and balance sheet optimization strategies

•	TOP III continues to deliver benefits and is now projected to deliver $110 million in pre-tax revenue and expense run-rate benefits in 2017, including $20 million of tax benefits.

•	TOP IV initiatives are expected to deliver $90 million to $105 million of run-rate pre-tax revenue and expense benefits by the end of 2018 and will help drive continued positive operating leverage and fund investments for future growth.

•	Initiatives to shift loan portfolio mix to higher-return categories continue to deliver benefits. Stepped up efforts in Commercial Banking to exit lower-return relationships and recycle capital towards new business with greater cross-sell opportunities.

Citizens Financial Group, Inc.

Earnings highlights				2Q17 change from
($s in millions, except per share data)	2Q17	1Q17	2Q16	1Q17			2Q16
				$		%	$		%
Earnings
Net interest income	$1,026	$1,005	$923	$21		2%	$103		11%
Noninterest income	370	379	355	(9)		(2)	15		4
Total revenue	1,396	1,384	1,278	12		1	118		9
Noninterest expense	864	854	827	10		1	37		4
Pre-provision profit	532	530	451	2		0	81		18
Provision for credit losses	70	96	90	(26)		(27)	(20)		(22)

Net income	318	320	243	(2)		(1)	75		31
Preferred dividends	—	7	—	(7)		(100)	—		—
Net income available to common stockholders	318	313	243	5		2	75		31

Average common shares outstanding
Basic (in millions)	506.4	509.5	529.0	(3.1)		(1)%	(22.6)		(4)%
Diluted (in millions)	507.4	511.3	530.4	(3.9)		(1)	(23.0)		(4)
Diluted earnings per share	$0.63	$0.61	$0.46	$0.02		3%	$0.17		37%

Key performance metrics*
Net interest margin	2.97%	2.96%	2.84%	1	bps		13	bps
Effective income tax rate	31.1	26.4	32.6	477			(148)
Efficiency ratio	62	62	65	26			(277)
Return on average common equity	6.5	6.5	4.9	(4)			154
Return on average tangible common equity	9.6	9.7	7.3	(11)			227
Return on average total assets	0.85	0.87	0.69	(2)			16
Return on average total tangible assets	0.89%	0.91%	0.72%	(2	)bps		17	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	11.2%	11.2%	11.5%
Total capital ratio	14.0	14.0	14.9
Tier 1 leverage ratio	9.9%	9.9%	10.3%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	0.94%	0.97%	1.01%	(3	)bps		(7	)bps
Allowance for loan and lease losses as a % of loans and leases	1.12	1.13	1.20	(1)			(8)
Allowance for loan and lease losses as a % of nonperforming loans and leases	119	117	119	238			(29)
Net charge-offs as a % of average loans and leases	0.28%	0.33%	0.25%	(5	)bps		3	bps

1)	Current reporting-period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

Second quarter 2017 results reflect a pre-tax $26 million impact related to impairments on aircraft lease assets which, in addition to provision expense of $70 million, resulted in total credit-related costs of $96 million, detailed in the table below.

		Lease			2Q17 Underlying* change from
2Q17 Underlying results* ($s in millions)	Reported 2Q17	impairment impact		Underlying* 2Q17	Underlying* 1Q17		Reported 2Q16
Net interest income	$1,026	$—		$1,026	2%		11%
Noninterest income	370	11		381	1		7

Total revenue	1,396	11		1,407	2		10
Noninterest expense	$864	$(15)		$849	(1)		3

Pre-provision profit	$532	$26		$558	5		24
Provision for credit losses	$70	$—		$70	(27)		(22)
Lease impairment credit-related costs	—	26		26	NM		NM

Total credit-related costs*	$70	$26		$96	—		7

Net income	$318	$—		$318	7%		31%
Key performance metrics*
Diluted EPS	$0.63	$—		$0.63	11%		37%
Efficiency ratio	62%	(158	)bps	60%	(132	)bps	(435	)bps
Operating leverage					2.3%		7.4%

Second quarter 2017 net income available to common stockholders of $318 million was relatively stable with first quarter 2017, which included a $23 million, or $0.04 per share, benefit related to the settlement of certain state tax matters. Diluted EPS of $0.63 increased $0.02, or 3%, from first quarter 2017. On an Underlying basis,* second quarter net income increased 7% and earnings per diluted common share increased 11% relative to first quarter 2017. Second quarter 2017 results reflect a pre-tax $26 million impact related to impairments on aircraft lease assets. The lease impairments reduced second quarter noninterest income by $11 million and increased noninterest expense by $15 million. Second quarter 2017 EPS reflects a 3.9 million reduction in fully diluted average common shares outstanding from first quarter 2017.

Compared with second quarter 2016 levels, net income available to common stockholders increased $75 million, or 31%, driven by 7% Underlying positive operating leverage, as strong revenue growth and disciplined expense management drove 24% growth in Underlying pre-provision profit.* Diluted EPS of $0.63 increased $0.17, or 37%, reflecting 31% net income growth and a 23.0 million reduction in fully diluted average common shares outstanding from second quarter 2016.

Citizens Financial Group, Inc.

Net interest income				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17			2Q16
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,046	$997	$903	$49		5%	$143		16%
Investment securities	154	160	141	(6)		(4)	13		9
Interest-bearing deposits in banks	5	3	2	2		67	3		150

Total interest income	$1,205	$1,160	$1,046	$45		4%	$159		15%

Interest expense:
Deposits	102	86	63	16		19%	39		62%
Federal funds purchased and securities sold under agreements to repurchase	—	1	—	(1)		(100)	—		NM
Other short-term borrowed funds	7	8	12	(1)		(13)	(5)		(42)
Long-term borrowed funds	70	60	48	10		17	22		46

Total interest expense	$179	$155	$123	$24		15%	$56		46%

Net interest income	$1,026	$1,005	$923	$21		2%	$103		11%

Net interest margin	2.97%	2.96%	2.84%	1	bps		13	bps

Net interest income of $1.0 billion increased $21 million, or 2%, from first quarter 2017, given a 1% increase in average loans and leases, the benefit of day count and net interest margin expansion to 2.97%. The improvement in net interest margin reflects the benefit of higher short-term interest rates and higher interest-earning asset yields with improving loan mix toward higher-return categories, partially offset by higher deposit and funding costs and the effects of declining long-term rates on securities portfolio premium-amortization expense.

Compared to second quarter 2016, net interest income increased $103 million, or 11%, reflecting 6% average loan growth and a 13 basis point improvement in net interest margin. The improvement in net interest margin reflects higher commercial and consumer loan yields given higher interest rates and balance sheet optimization initiatives, partially offset by higher deposit and funding costs and the impact of growth in the securities portfolio.

Noninterest Income				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Service charges and fees	$129	$125	$130	$4	3%	$(1)	(1)%
Card fees	59	60	51	(1)	(2)	8	16
Capital markets fees	51	48	38	3	6	13	34
Trust and investment services fees	39	39	38	—	—	1	3
Letter of credit and loan fees	31	29	28	2	7	3	11
Foreign exchange and interest rate products	26	27	26	(1)	(4)	—	—
Mortgage banking fees	30	23	25	7	30	5	20
Securities gains, net	3	4	4	(1)	(25)	(1)	(25)
Other income(1)	2	24	15	(22)	(92)	(13)	(87)

Noninterest income	$370	$379	$355	$(9)	(2)%	$15	4%

1)	Other income includes bank-owned life insurance and other income.

Noninterest income of $370 million decreased $9 million from first quarter 2017 and included an $11 million impact related to finance lease impairments recorded in other income. Underlying noninterest income of $381 million increased modestly from first quarter 2017.* Results reflect another record quarter in capital markets fees, improvement in mortgage banking fees, seasonally higher service charges and fees and growth in letter of credit and loan fees, partially offset by modest declines across other fee categories. Service charges and fees increased $4 million, largely reflecting seasonality. Card fees remained relatively stable with first quarter levels that included lower card reward expense, given seasonally higher purchase volume and out-of-network ATM fees. Capital markets fees increased $3 million, driven by strong results in loan syndications. Trust and

Citizens Financial Group, Inc.

investment services fees were stable as the benefit of an increase in investment sales was offset by a shift in sales mix and lower transaction sales margins. Foreign exchange and interest rate products income remained relatively stable. Mortgage banking fees increased $7 million, reflecting higher origination volumes and higher loan sale gains. Securities gains of $3 million offset the impact of a securities portfolio other-than-temporary-impairment charge of $3 million in other income tied to a model update.

Noninterest income increased $15 million, or 4%, from second quarter 2016 levels. Excluding the $11 million impact of finance lease impairments recorded in other income, Underlying* noninterest income of $381 million increased 7% from second quarter 2016. Results reflect strength in capital markets fees, card fees and mortgage banking fees. Card fees increased $8 million, reflecting the benefit of revised contract terms for processing fees and an increase in purchase volume. Capital markets fees increased $13 million, reflecting strength in loan syndications, given strong market volumes and the investments made to broaden our capabilities. Trust and investment services fees remained relatively stable as growth in managed money assets and an increase in investment sales was offset by the impact of a shift in transaction sales mix. Mortgage banking fees increased $5 million, driven by an increase in production fees.

Noninterest expense				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Salaries and employee benefits	$432	$444	$432	$(12)	(3)%	$—	—%
Outside services	96	91	86	5	5	10	12
Occupancy	79	82	76	(3)	(4)	3	4
Equipment expense	64	67	64	(3)	(4)	—	—
Amortization of software	45	44	41	1	2	4	10
Other operating expense	148	126	128	22	17	20	16

Noninterest expense	$864	$854	$827	$10	1%	$37	4%

Noninterest expense of $864 million increased $10 million, driven by a $15 million impact related to operating lease impairments included in other operating expense. Underlying* noninterest expense of $849 million decreased from $854 million in first quarter 2017. Salaries and employee benefits expense decreased $12 million, reflecting a seasonal decrease in payroll taxes and 401(k) benefit costs. Outside services expense increased $5 million, largely reflecting an increase in consumer loan origination and servicing costs. Occupancy expense decreased $3 million from higher first quarter levels that included higher costs associated with our branch rationalization efforts and seasonally higher maintenance costs. Other expenses increased $22 million, reflecting the impact of the $15 million operating lease impairments, higher FDIC expense, advertising and public relations costs and travel expense, partially offset by lower credit collection costs.

Compared with second quarter 2016, noninterest expense increased $37 million, or 4%, driven by the $15 million impact related to operating lease impairments. Underlying* noninterest expense increased 3% from second quarter 2016. Results reflect stable salaries and employee benefits, as a reduction tied to the change in timing of incentive payments offset the impact of our growth initiatives. Results also reflect higher outside services, amortization of software, occupancy and FDIC expense and advertising and public relations costs, partially offset by lower credit collection costs. Outside services increased $10 million, reflecting an increase in consumer loan origination and servicing costs and the impact of our efficiency initiatives. Occupancy expense increased $3 million, reflecting an increase in costs associated with branch rationalization and maintenance. Amortization of software expense increased $4 million, reflecting the impact of technology investments. Other expense increased $20 million, reflecting the impact of lease impairments, higher FDIC expense, advertising and public relations costs, partially offset by lower credit collection costs.

Citizens Financial Group, Inc.

The effective tax rate for second quarter 2017 was 31.1%, which reflects an increase in historic tax credits and a modest benefit from the early payoff of a sale-in and lease-out (“SILO”) transaction. The first quarter 2017 tax rate was 26.4%, or 31.6%, on an Underlying basis,* which excludes the 5.2% benefit related to the settlement of certain state tax matters. The second quarter 2016 tax rate was 32.6%.

Consolidated balance sheet review(1)				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17			2Q16
				$		%	$		%
Total assets	$151,407	$150,285	$145,183	$1,122		1%	$6,224		4%
Loans and leases and loans held for sale	109,753	108,780	104,401	973		1	5,352		5
Deposits	113,613	112,112	106,257	1,501		1	7,356		7
Average interest-earning assets (quarterly)	137,587	136,410	129,492	1,177		1	8,095		6
Stockholders’ equity	20,064	19,847	20,226	217		1	(162)		(1)
Stockholders’ common equity	19,817	19,600	19,979	217		1	(162)		(1)
Tangible common equity	$13,463	$13,258	$13,608	$205		2%	$(145)		(1)%
Loan-to-deposit ratio (period-end)(2)	96.6%	97.0%	98.3%	(43	)bps		(165	)bps
Loans to deposits ratio (avg balances) (2)	99.1	98.8	99.5	27	bps		(44	)bps
Common equity tier 1 capital ratio(3)	11.2	11.2	11.5
Total capital ratio(3)	14.0%	14.0%	14.9%

1)	Represents period end unless otherwise noted.
2)	Includes loans held for sale.
3)	Current reporting period regulatory capital ratios are preliminary. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

Total assets of $151.4 billion increased $1.1 billion, or 1%, from March 31, 2017, driven by a $1.0 billion increase in loans and leases and loans held for sale. Compared with June 30, 2016, total assets increased $6.2 billion, or 4%, driven by a $5.4 billion increase in loans and leases and loans held for sale, as well as a $1.0 billion increase in investment portfolio assets, partially offset by a $135 million reduction in other non-earning assets.

Average interest-earning assets of $137.6 billion in second quarter 2017 increased $1.2 billion, or 1%, from the prior quarter, driven by a $620 million increase in retail loans, a $455 million increase in commercial loans and leases, including a $124 million impact tied to the sale of lower-return commercial loans and leases and a $59 million increase in investment portfolio assets. Compared to second quarter 2016, average interest-earning assets increased $8.1 billion, or 6%, driven by commercial loan growth of $3.4 billion, retail loan growth of $3.1 billion and a $1.8 billion increase in investment portfolio assets, including a $1.7 billion increase in securities and a $133 million increase in interest-bearing cash.

Citizens Financial Group, Inc.

Interest-earning assets				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$28,811	$29,458	$27,804	$(647)	(2)%	$1,007	4%
Commercial loans and leases	51,888	51,892	49,557	(4)	—	2,331	5
Retail loans	57,158	56,219	53,994	939	2	3,164	6
Total loans and leases	109,046	108,111	103,551	935	1	5,495	5
Loans held for sale, at fair value	520	448	478	72	16	42	9
Other loans held for sale	187	221	372	(34)	(15)	(185)	(50)
Total loans and leases and loans held for sale	109,753	108,780	104,401	973	1	5,352	5

Total period-end interest-earning assets	$138,564	$138,238	$132,205	$326	0%	$6,359	5%

Average interest-earning assets
Investments and interest-bearing deposits	$27,820	$27,761	$26,007	$59	0%	$1,813	7%
Commercial loans and leases	52,489	52,034	49,134	455	1	3,355	7
Retail loans	56,651	56,031	53,543	620	1	3,108	6
Total loans and leases	109,140	108,065	102,677	1,075	1	6,463	6
Loans held for sale, at fair value	465	510	368	(45)	(9)	97	26
Other loans held for sale	162	74	440	88	119	(278)	(63)
Total loans and leases and loans held for sale	109,767	108,649	103,485	1,118	1	6,282	6

Total average interest-earning assets	$137,587	$136,410	$129,492	$1,177	1%	$8,095	6%

Period-end investments and interest-bearing deposits of $28.8 billion as of June 30, 2017 decreased $647 million, or 2%, compared with March 31, 2017, reflecting an $881 million decrease in securities and a $234 million increase in cash positions. Compared with June 30, 2016, investments and interest-bearing deposits increased $1.0 billion, or 4%, including a $717 million increase in securities and a $290 million increase in cash and equivalents. At the end of second quarter 2017, the average effective duration of the securities portfolio decreased to 4.0 years compared with 4.4 years at March 31, 2017, given lower long-term rates that drove an increase in securities prepayment speeds. Securities portfolio duration was 2.4 years at June 30, 2016, reflecting higher long-term rates at that time, which reduced securities prepayment speeds.

Period-end loans and leases of $109.0 billion at June 30, 2017 increased $935 million, or 1%, from $108.1 billion at March 31, 2017, driven by a $939 million increase in retail loans. Commercial loans and leases were relatively stable, reflecting the impact of the sale of $596 million of lower-return commercial loans and leases associated with balance sheet optimization initiatives. Period-end loan growth was 1.4% before the impact of these sales. Compared to June 30, 2016, period-end loans and leases increased $5.5 billion, or 5%, from $103.6 billion, reflecting a $3.2 billion increase in retail loans and a $2.3 billion increase in commercial loans and leases.

Average loans and leases increased $1.1 billion, or 1%, from first quarter 2017, reflecting a $620 million increase in retail loans and a $455 million increase in commercial loans and leases. Average loan growth was 1.1% before the $124 million average impact of the balance sheet optimization commercial loan and lease sales. Commercial loan and lease growth was largely driven by strength in Commercial Real Estate, Middle Market and Franchise Finance. Retail loan growth reflects strength in education, mortgage and other unsecured retail loans, partially offset by lower home equity and auto balances.

Compared with second quarter 2016, average loans and leases increased $6.5 billion, or 6%, reflecting a $3.4 billion increase in commercial loans and leases and a $3.1 billion increase in retail loans. Commercial loan and lease growth was driven by strength in Commercial Real Estate, Franchise Finance, Mid-corporate and Industry Verticals and Middle Market. Retail loan

Citizens Financial Group, Inc.

growth was driven by mortgage, education and other unsecured retail, partially offset by lower home equity and auto balances.

Deposits				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Period-end deposits
Demand deposits	$27,814	$27,713	$27,108	$101	—%	$706	3%
Checking with interest	22,497	21,913	19,838	584	3	2,659	13
Savings	9,542	9,441	8,841	101	1	701	8
Money market accounts	38,275	37,833	37,503	442	1	772	2
Term deposits	15,485	15,212	12,967	273	2	2,518	19

Total period-end deposits	$113,613	$112,112	$106,257	$1,501	1%	$7,356	7%

Average deposits
Demand deposits	$27,521	$28,098	$27,448	$(577)	(2)%	$73	0%
Checking with interest	21,751	20,699	19,003	1,052	5	2,748	14
Savings	9,458	9,110	8,762	348	4	696	8
Money market accounts	36,912	37,874	36,187	(962)	(3)	725	2
Term deposits	15,148	14,173	12,581	975	7	2,567	20

Total average deposits	$110,790	$109,954	$103,981	$836	1%	$6,809	7%

Total period-end deposits of $113.6 billion at June 30, 2017 increased $1.5 billion, or 1.0%, from March 31, 2017. Compared with June 30, 2016, period-end total deposits increased $7.4 billion, or 7%, reflecting growth in all categories with particular strength in checking with interest, term deposits and money market accounts.

Second quarter 2017 average deposits of $110.8 billion increased $836 million, or 1%, from first quarter 2017, reflecting strong growth in checking with interest and term and savings deposits, partially offset by a reduction in money market accounts and demand deposits. Compared with second quarter 2016, average deposits increased $6.8 billion, or 7%, reflecting growth in all categories with particular strength in checking with interest and term deposits.

Borrowed funds				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$429	$1,093	$717	$(664)	(61)%	$(288)	(40)%
Other short-term borrowed funds	2,004	2,762	2,770	(758)	(27)	(766)	(28)
Long-term borrowed funds	13,154	11,780	11,810	1,374	12	1,344	11

Total borrowed funds	$15,587	$15,635	$15,297	$(48)	—%	$290	2%

Average borrowed funds	$16,730	$16,257	$15,038	$473	3%	$1,692	11%

Total borrowed funds of $15.6 billion at June 30, 2017 decreased $48 million from March 31, 2017, reflecting a $1.4 billion increase in long-term borrowings, which was more than offset by a $758 million decrease in other short-term borrowings, primarily Federal Home Loan Bank (“FHLB”) advances and a $664 million decrease in federal funds purchased and securities sold under agreements to repurchase. Compared with June 30, 2016, total borrowed funds increased $290 million, reflecting a $1.3 billion net increase in long-term borrowings, partially offset by a $766 million decrease in other short-term borrowings, primarily FHLB and a $288 million decline in securities sold under agreements to repurchase.

Average borrowed funds of $16.7 billion increased $473 million from first quarter 2017 as a $1.2 billion increase in long-term borrowed funds was partially offset by a $762 million reduction in short-term borrowed funds, largely FHLB advances. Compared

Citizens Financial Group, Inc.

with second quarter 2016, average borrowed funds increased $1.7 billion, as a $3.3 billion increase in long-term borrowed funds was partially offset by a $1.6 billion reduction in short-term borrowed funds, largely FHLB advances.

Capital				2Q17 change from
($s and shares in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Period-end capital
Stockholders’ equity	$20,064	$19,847	$20,226	$217	1%	$(162)	(1)%
Stockholders’ common equity	19,817	19,600	19,979	217	1	(162)	(1)
Tangible common equity	13,463	13,258	13,608	205	2	(145)	(1)
Tangible book value per common share	$26.61	$26.02	$25.72	$0.59	2	$0.89	3
Common shares - at end of period	505.9	509.5	529.1	(3.6)	(1)	(23.2)	(4)
Common shares - average (diluted)	507.4	511.3	530.4	(3.9)	(1)%	(23.0)	(4)%
Common equity tier 1 capital ratio(1,2)	11.2%	11.2%	11.5%
Total capital ratio(1,2)	14.0	14.0	14.9
Tier 1 leverage ratio(1,2)	9.9%	9.9%	10.3%

1)	Current reporting-period regulatory capital ratios are preliminary
2)	Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2019.

On June 30, 2017, our Basel III capital ratios on a transitional basis remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 11.2% and a total capital ratio of 14.0%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite. Tangible book value per common share of $26.61 increased 2% versus first quarter 2017 and 3% versus second quarter 2016.

As part of CFG’s 2016 Capital Plan (the “Plan”), during second quarter 2017 the company repurchased 3.7 million shares of common stock and including common dividends, returned $201 million to shareholders. During the Plan period, CFG completed repurchases of 24.5 million common shares at a weighted-average price per share of $28.21. In accordance with the Plan, the company paid quarterly dividends of $0.12 per common share in the third and fourth quarters of 2016 and $0.14 per common share in the first and second quarters of 2017. During the Plan period, CFG returned $957 million to shareholders, including $690 million in common share repurchases and $267 million in common dividends, representing a payout ratio of 80%.

CFG’s 2017 Capital Plan, beginning in third quarter 2017 and ending in second quarter 2018, includes the ability to repurchase up to $850 million shares of Citizens’ outstanding common stock, a 23% increase compared to the 2016 Capital Plan, and proposed quarterly dividends of $0.18 per share beginning in third quarter 2017, a 29% increase compared to second quarter 2017. CFG’s 2017 Capital Plan also anticipates the potential to raise quarterly dividends an additional 22%, to $0.22 per share beginning in early 2018. Future capital actions are subject to consideration and approval by CFG’s Board of Directors.

Citizens Financial Group, Inc.

Credit quality review				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17			2Q16
				$		%	$		%
Nonperforming loans and leases	$1,025	$1,050	$1,044	$(25)		(2)%	$(19)		(2)%
Net charge-offs	75	87	65	(12)		(14)	10		15
Provision for credit losses	70	96	90	(26)		(27)	(20)		(22)
Allowance for loan and lease losses	$1,219	$1,224	$1,246	$(5)		—%	$27		2%
Total nonperforming loans and leases as a % of total loans and leases	0.94%	0.97%	1.01%	(3	)bps		(7	)bps
Net charge-offs as % of total loans and leases	0.28	0.33	0.25	(5	)bps		3	bps
Allowance for loan and lease losses as a % of total loans and leases	1.12%	1.13%	1.20%	(1	)bps		(8	)bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	118.98%	116.60%	119.27%	238	bps		(29	)bps

Overall credit quality continued to improve, reflecting growth in higher quality, lower risk retail loans and broadly stable risk appetite in commercial categories. Nonperforming loans of $1.0 billion decreased $25 million from March 31, 2017, reflecting continued improvement in retail real-estate secured categories and relatively stable results in commercial. Compared to June 30, 2016, nonperforming loans and leases decreased $19 million as an $86 million decrease in retail, largely real-estate secured categories, was partially offset by a $67 million increase in commercial, driven by growth in commodities-related credits partially offset by improvement in commercial real estate. The nonperforming loans and leases to total loans and leases ratio of 0.94% at June 30, 2017 improved modestly from March 31, 2017 levels and improved 7 basis points from 1.01% at June 30, 2016.

Net charge-offs of $75 million decreased $12 million from first quarter 2017, driven by a $7 million reduction in retail net charge-offs and $5 million reduction in commercial net charge-offs. Compared with second quarter 2016, net charge-offs increased $10 million from relatively low second quarter 2016 levels, reflecting an increase in commercial net charge-offs, largely driven by an increase in commodities-related credits. Second quarter 2017 net charge-offs of 28 basis points of average loans and leases compares with 33 basis points in first quarter 2017 and 25 basis points in second quarter 2016.

Allowance for loan and lease losses of $1.2 billion decreased slightly compared to first quarter 2017 and decreased modestly from second quarter 2016 levels, reflecting continued improvement in credit quality that helped offset reserves to fund loan growth.

Allowance for loan and lease losses to total loans and leases was 1.12% as of June 30, 2017, relatively stable compared with 1.13% as of March 31, 2017 and down modestly from 1.20% as of June 30, 2016. The allowance for loan and lease losses to nonperforming loans and leases ratio of 119% as of June 30, 2017 increased modestly compared to 117% as of March 31, 2017 and was stable with June 30, 2016.

Citizens Financial Group, Inc.

Additional Segment Detail:

Consumer Banking Segment				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17			2Q16
				$		%	$		%
Net interest income	$657	$638	$602	$19		3%	$55		9%
Noninterest income	229	220	219	9		4	10		5

Total revenue	886	858	821	28		3	65		8
Noninterest expense	644	647	632	(3)		—	12		2

Pre-provision profit	242	211	189	31		15	53		28
Provision for credit losses	60	64	49	(4)		(6)	11		22

Income before income tax expense	182	147	140	35		24	42		30
Income tax expense	64	52	50	12		23	14		28

Net income	$118	$95	$90	$23		24%	$28		31%

Average balances
Total loans and leases (1)	$57,922	$57,309	$54,353	$613		1%	$3,569		7%
Total deposits	$75,107	$74,133	$71,863	$974		1%	$3,244		5%

Key performance metrics*
ROTCE (2)	8.6%	7.1%	7.1%	151	bps		148	bps
Efficiency ratio	73%	75%	77%	(277	)bps		(434	)bps
Loan-to-deposit ratio (period-end)(1)	77.2%	75.7%	76.1%	150	bps		111	bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $118 million in second quarter 2017 increased $23 million, or 24%, from first quarter 2017, driven by higher revenue, lower expenses and lower net charge-offs. Net interest income increased $19 million, or 3%, versus first quarter 2017, reflecting improved loan yields as well as higher education, mortgage and other unsecured retail loan balances and higher day count, partially offset by increased deposit costs. Noninterest income increased $9 million, reflecting an increase in mortgage banking fees, which were driven by higher origination volumes and higher loan sale gains, as well as seasonally higher service charges and fees. Second quarter card fees remained relatively stable with first quarter levels that included lower card reward expense, given seasonally higher purchase volumes and out-of-network ATM fees.

Noninterest expense decreased $3 million from first quarter 2017. Seasonally lower salaries and benefits and a reduction in occupancy expense from first quarter levels that included higher branch rationalization costs were partially offset by higher outside services expense.

Provision for credit losses decreased $4 million from first quarter 2017, largely driven by lower net charge-offs tied to seasonal decreases in auto and deposit accounts, partially offset by higher net charge-offs in consumer unsecured and home equity.

Compared with second quarter 2016, net income increased $28 million, or 31%, reflecting a $65 million increase in total revenue relative to a $12 million increase in noninterest expense. Net interest income increased $55 million, or 9%, driven by a $3.6 billion increase in average loans led by mortgage, education and consumer unsecured with higher loan yields that included the benefit of mix shift and higher rates, partially offset by an increase in deposit costs. Noninterest income increased $10 million from second quarter 2016, driven by higher card fees, which reflect the benefit of revised contract terms for processing fees and an increase in purchase volumes, along with higher mortgage banking fees, which reflect an increase in production fees, and higher wealth fees, partially offset by lower service charges and fees.

Citizens Financial Group, Inc.

Compared to second quarter 2016, noninterest expense increased $12 million, or 2%, reflecting higher outside services, FDIC insurance, software amortization and advertising expense as well as increased occupancy costs related to branch rationalization. These results were partially offset by a decrease in salaries and benefits, largely reflecting a change in the timing of incentive payments, as well as lower credit collection costs and fraud expense.

Provision for credit losses increased $11 million from second quarter 2016, primarily driven by higher net charge-offs in auto and consumer unsecured.

Commercial Banking Segment				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17			2Q16
				$		%	$		%
Net interest income	$344	$346	$314	$(2)		(1)%	$30		10%
Noninterest income	130	134	122	(4)		(3)	8		7

Total revenue	474	480	436	(6)		(1)	38		9
Noninterest expense	192	190	186	2		1	6		3

Pre-provision profit	282	290	250	(8)		(3)	32		13
Provision for credit losses	1	19	(1)	(18)		(95)	2		200

Income before income tax expense	281	271	251	10		4	30		12
Income tax expense	94	91	87	3		3	7		8

Net income	$187	$180	$164	$7		4%	$23		14%

Average balances
Total loans and leases (1)	$48,772	$48,154	$46,073	$618		1%	$2,699		6%
Total deposits	$28,744	$28,973	$25,113	$(229)		(1)%	$3,631		14%

Key performance metrics*
ROTCE (2)	13.4%	13.2%	13.0%	19	bps		33	bps
Efficiency ratio	40%	40%	43%	68	bps		(240)	bps
Loan-to-deposit ratio (period-end)(1)	158.4%	165.1%	172.7%	(670)	bps		(1,426)	bps

1)	Includes held for sale.
2)	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $187 million in second quarter 2017 increased $7 million, or 4%, from first quarter 2017, as a reduction in total revenue, driven by a $4 million impact of a finance lease impairment, was more than offset by an $18 million reduction in provision for credit losses, reflecting the impact of lower net charge-offs. Net interest income of $344 million decreased modestly as the benefit of higher loan balances and yields was more than offset by an increase in deposit costs. Average loans and leases increased $618 million, driven by growth in Commercial Real Estate, Middle Market and Franchise Finance. Second quarter 2017 results include the $122 million average impact of the sale of $512 million of lower-return loan and leases related to balance sheet optimization efforts.

Noninterest income declined $4 million from first quarter 2017, given the impact of the finance lease impairment. Capital markets and letter of credit and loan fees were strong. Noninterest expense remained relatively stable with first quarter 2017, as higher advertising, outside services and FDIC expense were partially offset by seasonally lower salaries and benefits expense. Provision for credit losses decreased $18 million, driven by lower net charge-offs.

Compared with second quarter 2016, net income increased $23 million, or 14%, driven by a $38 million increase in total revenue, partially offset by a $6 million increase in noninterest expense and a $2 million increase in provision for credit losses from second quarter 2016 levels. Net interest income increased $30 million, or 10%, driven by 6% average loan growth and improved loan yields, partially offset by higher deposit costs. Average loans and leases increased $2.7 billion, driven by growth in Commercial Real Estate, Franchise Finance, Mid-corporate and Industry Verticals and Middle Market, partially offset by the impact of the third quarter 2016 transfer of loans and leases to non-core.

Citizens Financial Group, Inc.

Compared with second quarter 2016, noninterest income increased $8 million, reflecting strength in capital markets, letter of credit and loan fees as well as card fees, partially offset by the $4 million impact of the lease impairments. Noninterest expense increased $6 million, reflecting higher FDIC expense and higher outside services, software amortization and equipment expense. Results also reflect stable salaries and employee benefits as a reduction tied to a change in timing of incentive payments offset higher compensation expense and the impact of growth initiatives. Provision for credit losses increased $2 million.

Other(1)				2Q17 change from
($s in millions)	2Q17	1Q17	2Q16	1Q17		2Q16
				$	%	$	%
Net interest income	$25	$21	$7	$4	19%	$18	NM
Noninterest income	11	25	14	(14)	(56)	(3)	(21)

Total revenue	36	46	21	(10)	(22)	15	71
Noninterest expense	28	17	9	11	65	19	211

Pre-provision profit (loss)	8	29	12	(21)	(72)	(4)	(33)
Provision for credit losses	9	13	42	(4)	(31)	(33)	(79)

Income (loss) before income tax expense (benefit)	(1)	16	(30)	(17)	(106)	29	97
Income tax expense (benefit)	(14)	(29)	(19)	15	52	5	26

Net income (loss)	$13	$45	$(11)	$(32)	(71)%	$24	218%

Average balances
Total loans and leases (2)	$3,073	$3,186	$3,059	$(113)	(4)%	$14	0%
Total deposits	$6,939	$6,848	$7,005	$91	1%	$(66)	(1)%

1)	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, capital, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
2)	Includes held for sale.

Other net income of $13 million in second quarter 2017 decreased $32 million from first quarter 2017, which included a $23 million benefit related to the settlement of certain state tax matters. Net interest income increased $4 million, driven by higher residual funds transfer pricing, partially offset by higher funding costs.

Second quarter 2017 noninterest income of $11 million decreased $14 million from first quarter 2017, driven by the $7 million impact of finance lease impairments. Noninterest expense of $28 million increased $11 million, driven by the $15 million increase tied to operating lease impairments. Provision for credit losses of $9 million decreased $4 million, reflecting a reserve release versus a first quarter reserve build, partially offset by higher net charge-offs in the non-core portfolio.

Other net income in second quarter 2017 increased $24 million from second quarter 2016. Net interest income increased $18 million, driven by higher residual funds transfer pricing and higher investment portfolio income, partially offset by higher funding costs. Noninterest income decreased $3 million, due to the impact of the finance lease impairments. Noninterest expense increased $19 million, driven by the impact of the operating lease impairments. Provision for credit losses decreased $33 million, reflecting a second quarter 2017 reserve release compared to a reserve build in second quarter 2016 and lower net charge-offs.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Peter Lucht - 781.655.2289

Investors:	Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(800) 230-1059, conference ID 423495

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on July 21 through August 21, 2017. Please dial (800) 475-6701 and enter access code 416825. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $151.4 billion in assets as of June 30, 2017. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our management team uses key performance metrics (KPMs) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. We have established the following financial targets, in addition to others, as KPMs, which are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our periodic reports which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (ROTCE);

Return on average total tangible assets (ROTA);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio (U.S. Basel III Standardized fully phased-in basis).

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Adjusted” or “Underlying” results. We believe that these “Adjusted” or “Underlying” results provide the best representation of our financial progress toward these goals as they exclude items that our management does not consider indicative of our ongoing financial performance. KPMs that contain “Adjusted” or “Underlying” results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The following tables present reconciliations of our non-GAAP measures. These reconciliations exclude “Adjusted” or “Underlying” items, which are included, where applicable, in the financial results presented in accordance with GAAP. “Adjusted” or “Underlying” results, which are non-GAAP measures, exclude certain items, as applicable, that may occur in a reporting period which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented in the following tables include reconciliations to the most directly comparable GAAP measures and are: “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “income before income tax expense”, “income tax expense”, “effective income tax rate”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “amortization of software expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our “Adjusted” or “Underlying” results in any period do not reflect our operational performance in that period and, accordingly, it is useful to consider our GAAP results and our “Adjusted” or “Underlying” results together. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							2Q17 Change
		2Q17	1Q17	4Q16	3Q16	2Q16	1Q17		2Q16
							$	%	$	%
Noninterest income, Adjusted:
Noninterest income (GAAP)		$370	$379	$377	$435	$355	($9)	(2%)	$15	4%
Less: Notable items		—	—	—	67	—	—	—	—	—

Noninterest income, Adjusted (non-GAAP)		$370	$379	$377	$368	$355	($9)	(2%)	$15	4%

Total revenue, Adjusted:
Total revenue (GAAP)	A	$1,396	$1,384	$1,363	$1,380	$1,278	$12	1%	$118	9%
Less: Notable items		—	—	—	67	—	—	—	—	—

Total revenue, Adjusted (non-GAAP)	B	$1,396	$1,384	$1,363	$1,313	$1,278	$12	1%	$118	9%

Noninterest expense, Adjusted:
Noninterest expense (GAAP)	C	$864	$854	$847	$867	$827	$10	1%	$37	4%
Less: Notable items		—	—	—	36	—	—	—	—	—

Noninterest expense, Adjusted (non-GAAP)	D	$864	$854	$847	$831	$827	$10	1%	$37	4%

Pre-provision profit:
Total revenue (GAAP)	A	$1,396	$1,384	$1,363	$1,380	$1,278	$12	1%	$118	9%
Noninterest expense (GAAP)	C	864	854	847	867	827	10	1	37	4

Pre-provision profit (GAAP)		$532	$530	$516	$513	$451	$2	—%	$81	18%

Pre-provision profit, Adjusted:
Total revenue, Adjusted (non-GAAP)	B	$1,396	$1,384	$1,363	$1,313	$1,278	$12	1%	$118	9%
Less: Noninterest expense, Adjusted (non-GAAP)	D	864	854	847	831	827	10	1	37	4

Pre-provision profit, Adjusted (non-GAAP)		$532	$530	$516	$482	$451	$2	—%	$81	18%

Income before income tax expense, Adjusted:
Income before income tax expense (GAAP)		$462	$434	$414	$427	$361	$28	6%	$101	28%
Less: Income before income tax expense (benefit) related to notable items		—	—	—	31	—	—	—	—	—

Income before income tax expense, Adjusted (non-GAAP)		$462	$434	$414	$396	$361	$28	6%	$101	28%

Income tax expense and effective income tax rate, Adjusted:

Income tax expense (GAAP)		$144	$114	$132	$130	$118	$30	26%	$26	22%
Less: Income tax expense (benefit) related to notable items		—	—	—	12	—	—	—	—	—

Income tax expense, Adjusted (non-GAAP)		$144	$114	$132	$118	$118	$30	26%	$26	22%

Net income, Adjusted:
Net income (GAAP)	E	$318	$320	$282	$297	$243	($2)	(1%)	$75	31%
Add: Notable items, net of income tax expense (benefit)		—	—	—	(19)	—	—	—	—	—

Net income, Adjusted (non-GAAP)	F	$318	$320	$282	$278	$243	($2)	(1%)	$75	31%

Net income available to common stockholders, Adjusted:
Net income available to common stockholders (GAAP)	G	$318	$313	$282	$290	$243	$5	2%	$75	31%
Add: Notable items, net of income tax expense (benefit)		—	—	—	(19)	—	—	—	—	—

Net income available to common stockholders, Adjusted (non-GAAP)	H	$318	$313	$282	$271	$243	$5	2%	$75	31%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							2Q17 Change
		2Q17	1Q17	4Q16	3Q16	2Q16	1Q17			2Q16
							$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,396	$1,384	$1,363	$1,380	$1,278	$12		0.87%	$118		9.23%
Less: Noninterest expense (GAAP)	C	864	854	847	867	827	10		1.17	37		4.47

Operating leverage									(0.30%)			4.76%

Operating leverage, Adjusted:
Total revenue, Adjusted (non-GAAP)	B	$1,396	$1,384	$1,363	$1,313	$1,278	$12		0.87%	$118		9.23%
Less: Noninterest expense, Adjusted (non-GAAP)	D	864	854	847	831	827	10		1.17	37		4.47

Operating leverage, Adjusted (non-GAAP)									(0.30%)			4.76%

Efficiency ratio and efficiency ratio, Adjusted:
Efficiency ratio	C/A	61.94%	61.68%	62.18%	62.88%	64.71%	26	bps		(277	)bps
Efficiency ratio, Adjusted (non-GAAP)	D/B	61.94	61.68	62.18	63.31	64.71	26	bps		(277	)bps
Return on average common equity and return on average common equity, Adjusted:
Average common equity (GAAP)	I	$19,659	$19,460	$19,645	$19,810	$19,768	$199		1%	($109)		(1%)
Return on average common equity	G/I	6.48%	6.52%	5.70%	5.82%	4.94%	(4	)bps		154	bps
Return on average common equity, Adjusted (non-GAAP)	H/I	6.48	6.52	5.70	5.44	4.94	(4	)bps		154	bps
Return on average tangible common equity and return on average tangible common equity, Adjusted:
Average common equity (GAAP)	I	$19,659	$19,460	$19,645	$19,810	$19,768	$199		1%	($109)		(1%)
Less: Average goodwill (GAAP)		6,882	6,876	6,876	6,876	6,876	6		—	6		—
Less: Average other intangibles (GAAP)		2	—	1	1	2	2		100	—		—
Add: Average deferred tax liabilities related to goodwill (GAAP)		534	531	523	509	496	3		1	38		8

Average tangible common equity	J	$13,309	$13,115	$13,291	$13,442	$13,386	$194		1%	($77)		(1%)

Return on average tangible common equity	G/J	9.57%	9.68%	8.43%	8.58%	7.30%	(11	)bps		227	bps
Return on average tangible common equity, Adjusted (non-GAAP)	H/J	9.57	9.68	8.43	8.02	7.30	(11	)bps		227	bps
Return on average total assets and return on average total assets, Adjusted:
Average total assets (GAAP)	K	$149,878	$148,786	$147,315	$144,399	$142,179	$1,0921%			$7,699		5%
Return on average total assets	E/K	0.85%	0.87%	0.76%	0.82%	0.69%	(2	)bps		16	bps
Return on average total assets, Adjusted (non-GAAP)	F/K	0.85	0.87	0.76	0.77	0.69	(2	)bps		16	bps
Return on average total tangible assets and return on average total tangible assets, Adjusted:
Average total assets (GAAP)	K	$149,878	$148,786	$147,315	$144,399	$142,179	$1,092		1%	$7,699		5%
Less: Average goodwill (GAAP)		6,882	6,876	6,876	6,876	6,876	6		—	6		—
Less: Average other intangibles (GAAP)		2	—	1	1	2	2		100	—		—
Add: Average deferred tax liabilities related to goodwill (GAAP)		534	531	523	509	496	3		1	38		8

Average tangible assets	L	$143,528	$142,441	$140,961	$138,031	$135,797	$1,087		1%	$7,731		6%

Return on average total tangible assets	E/L	0.89%	0.91%	0.79%	0.86%	0.72%	(2)	bps		17	bps
Return on average total tangible assets, Adjusted (non-GAAP)	F/L	0.89	0.91	0.79	0.80	0.72	(2)	bps		17	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							2Q17 Change
		2Q17	1Q17	4Q16	3Q16	2Q16	1Q17		2Q16
							$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at end of period (GAAP)	M	505,880,851	509,515,646	511,954,871	518,148,345	529,094,976	(3,634,795)	(1%)	(23,214,125)	(4%)
Common stockholders’ equity (GAAP)		$19,817	$19,600	$19,499	$19,934	$19,979	$217	1	($162)	(1)
Less: Goodwill (GAAP)		6,887	6,876	6,876	6,876	6,876	11	—	11	—
Less: Other intangible assets (GAAP)		2	—	1	1	2	2	100	—	—
Add: Deferred tax liabilities related to goodwill (GAAP)		535	534	532	519	507	1	—	28	6

Tangible common equity	N	$13,463	$13,258	$13,154	$13,576	$13,608	$205	2%	($145)	(1%)

Tangible book value per common share	N/M	$26.61	$26.02	$25.69	$26.20	$25.72	$0.59	2%	$0.89	3%
Net income per average common share - basic and diluted, Adjusted:
Average common shares outstanding - basic (GAAP)	O	506,371,846	509,451,450	512,015,920	519,458,976	528,968,330	(3,079,604)	(1%)	(22,596,484)	(4%)
Average common shares outstanding - diluted (GAAP)	P	507,414,122	511,348,200	513,897,085	521,122,466	530,365,203	(3,934,078)	(1)	(22,951,081)	(4)
Net income available to common stockholders (GAAP)	G	$318	$313	$282	$290	$243	$5	2	$75	31
Net income per average common share - basic (GAAP)	G/O	0.63	0.61	0.55	0.56	0.46	0.02	3	0.17	37
Net income per average common share - diluted (GAAP)	G/P	0.63	0.61	0.55	0.56	0.46	0.02	3	0.17	37
Net income available to common stockholders, Adjusted (non-GAAP)	H	318	313	282	271	243	5	2	75	31
Net income per average common share - basic, Adjusted (non-GAAP)	H/O	0.63	0.61	0.55	0.52	0.46	0.02	3	0.17	37
Net income per average common share - diluted, Adjusted (non-GAAP)	H/P	0.63	0.61	0.55	0.52	0.46	0.02	3	0.17	37
Pro forma U.S. Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 capital (regulatory)		$14,057	$13,941	$13,822	$13,763	$13,768
Less: Change in DTA and other threshold deductions (GAAP)		—	—	—	—	1

Pro forma Basel III fully phased-in common equity tier 1 capital	Q	$14,057	$13,941	$13,822	$13,763	$13,767

Risk-weighted assets (regulatory general risk weight approach)		$125,774	$124,881	$123,857	$121,612	$119,492
Add: Net change in credit and other risk-weighted assets (regulatory)		249	247	244	228	228

Pro forma Basel III standardized approach risk-weighted assets	R	$126,023	$125,128	$124,101	$121,840	$119,720

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]	Q/R	11.2%	11.1%	11.1%	11.3%	11.5%

1)	U.S. Basel III ratios assume certain definitions impacting qualifying U.S. Basel III capital, which otherwise will phase in through 2019, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
						2Q17 Change
	2Q17	1Q17	4Q16	3Q16	2Q16	1Q17		2Q16
						$	%	$	%
Other income, Adjusted
Other income (GAAP)	$2	$24	$25	$87	$15	($22)	(92%)	($13)	(87%)
Less: Notable items	—	—	—	67	—	—	—	—	—

Other income, Adjusted (non-GAAP)	$2	$24	$25	$20	$15	($22)	(92%)	($13)	(87%)

Salaries and employee benefits, Adjusted:
Salaries and employee benefits (GAAP)	$432	$444	$420	$432	$432	($12)	(3%)	$—	—%
Less: Notable items	—	—	—	11	—	—	—	—	—

Salaries and employee benefits, Adjusted (non-GAAP)	$432	$444	$420	$421	$432	($12)	(3%)	$—	—%

Outside services, Adjusted:
Outside services (GAAP)	$96	$91	$98	$102	$86	$5	5%	$10	12%
Less: Notable items	—	—	—	8	—	—	—	—	—

Outside services, Adjusted (non-GAAP)	$96	$91	$98	$94	$86	$5	5%	$10	12%

Occupancy, Adjusted:
Occupancy (GAAP)	$79	$82	$77	$78	$76	($3)	(4%)	$3	4%
Less: Notable items	—	—	—	—	—	—	—	—	—

Occupancy, Adjusted (non-GAAP)	$79	$82	$77	$78	$76	($3)	(4%)	$3	4%

Equipment expense, Adjusted:
Equipment expense (GAAP)	$64	$67	$69	$65	$64	($3)	(4%)	$—	—%
Less: Notable items	—	—	—	—	—	—	—	—	—

Equipment expense, Adjusted (non-GAAP)	$64	$67	$69	$65	$64	($3)	(4%)	$—	—%

Amortization of software, Adjusted:
Amortization of software (GAAP)	$45	$44	$44	$46	$41	$1	2%	$4	10%
Less: Notable items	—	—	—	3	—	—	—	—	—

Amortization of software, Adjusted (non-GAAP)	$45	$44	$44	$43	$41	$1	2%	$4	10%

Other operating expense, Adjusted:
Other operating expense (GAAP)	$148	$126	$139	$144	$128	$22	17%	$20	16%
Less: Notable items	—	—	—	14	—	—	—	—	—

Other operating expense, Adjusted (non-GAAP)	$148	$126	$139	$130	$128	$22	17%	$20	16%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		THREE MONTHS ENDED JUNE 30,				THREE MONTHS ENDED MAR 31,
		2017				2017
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$118	$187	$13	$318	$95	$180	$45	$320
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$118	$187	$13	$318	$95	$180	$38	$313

Return on average tangible common equity:
Average common equity (GAAP)		$5,519	$5,617	$8,523	$19,659	$5,460	$5,528	$8,472	$19,460
Less: Average goodwill (GAAP)		—	—	6,882	6,882	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	—	—
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	534	534	—	—	531	531

Average tangible common equity	C	$5,519	$5,617	$2,173	$13,309	$5,460	$5,528	$2,127	$13,115

Return on average tangible common equity	B/C	8.57%	13.37%	NM	9.57%	7.06%	13.18%	NM	9.68%
Return on average total tangible assets:
Average total assets (GAAP)		$59,244	$49,731	$40,903	$149,878	$58,660	$49,243	$40,883	$148,786
Less: Average goodwill (GAAP)		—	—	6,882	6,882	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2	—	—	—	—
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	534	534	—	—	531	531

Average tangible assets	D	$59,244	$49,731	$34,553	$143,528	$58,660	$49,243	$34,538	$142,441

Return on average total tangible assets	A/D	0.80%	1.51%	NM	0.89%	0.66%	1.48%	NM	0.91%
Efficiency ratio:
Noninterest expense (GAAP)	E	$644	$192	$28	$864	$647	$190	$17	$854
Net interest income (GAAP)		657	344	25	1,026	638	346	21	1,005
Noninterest income (GAAP)		229	130	11	370	220	134	25	379

Total revenue (GAAP)	F	$886	$474	$36	$1,396	$858	$480	$46	$1,384

Efficiency ratio	E/F	72.64%	40.48%	NM	61.94%	75.41%	39.80%	NM	61.68%

		THREE MONTHS ENDED DEC 31,				THREE MONTHS ENDED SEPT 30,
		2016				2016
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$92	$172	$18	$282	$92	$162	$43	$297
Less: Preferred stock dividends		—	—	—	—	—	—	7	7

Net income available to common stockholders	B	$92	$172	$18	$282	$92	$162	$36	$290

Return on average tangible common equity:
Average common equity (GAAP)		$5,275	$5,278	$9,092	$19,645	$5,190	$5,172	$9,448	$19,810
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1	—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	523	523	—	—	509	509

Average tangible common equity	C	$5,275	$5,278	$2,738	$13,291	$5,190	$5,172	$3,080	$13,442

Return on average tangible common equity	B/C	6.97%	12.94%	NM	8.43%	7.04%	12.50%	NM	8.58%
Return on average total tangible assets:
Average total assets (GAAP)		$58,066	$48,024	$41,225	$147,315	$56,689	$47,902	$39,808	$144,399
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	1	1	—	—	1	1
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	523	523	—	—	509	509

Average tangible assets	D	$58,066	$48,024	$34,871	$140,961	$56,689	$47,902	$33,440	$138,031

Return on average total tangible assets	A/D	0.63%	1.42%	NM	0.79%	0.64%	1.35%	NM	0.86%
Efficiency ratio:
Noninterest expense (GAAP)	E	$649	$187	$11	$847	$650	$181	$36	$867
Net interest income (GAAP)		639	347	—	986	621	327	(3)	945
Noninterest income (GAAP)		227	122	28	377	229	123	83	435

Total revenue (GAAP)	F	$866	$469	$28	$1,363	$850	$450	$80	$1,380

Efficiency ratio	E/F	74.90%	39.83%	NM	62.18%	76.46%	40.21%	NM	62.88%

		THREE MONTHS ENDED JUNE 30,
		2016
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income available to common stockholders:
Net income (loss) (GAAP)	A	$90	$164	($11)	$243
Less: Preferred stock dividends		—	—	—	—

Net income available to common stockholders	B	$90	$164	($11)	$243

Return on average tangible common equity:
Average common equity (GAAP)		$5,110	$5,040	$9,618	$19,768
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	496	496

Average tangible common equity	C	$5,110	$5,040	$3,236	$13,386

Return on average tangible common equity	B/C	7.09%	13.04%	NM	7.30%
Return on average total tangible assets:
Average total assets (GAAP)		$55,660	$47,388	$39,131	$142,179
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	2	2
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	496	496

Average tangible assets	D	$55,660	$47,388	$32,749	$135,797

Return on average total tangible assets	A/D	0.65%	1.39%	NM	0.72%
Efficiency ratio:
Noninterest expense (GAAP)	E	$632	$186	$9	$827
Net interest income (GAAP)		602	314	7	923
Noninterest income (GAAP)		219	122	14	355

Total revenue (GAAP)	F	$821	$436	$21	$1,278

Efficiency ratio	E/F	76.98%	42.88%	NM	64.71%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					2Q17 Change
		2Q17	1Q17	2Q16	1Q17			2Q16
					$/bps		%	$/bps		%
Noninterest income, Underlying:
Noninterest income (GAAP)		$370	$379	$355	($9)		(2%)	$15		4%
Less: Lease impairment credit-related costs		(11)	—	—	(11)		(100)	(11)		(100)

Noninterest income, Underlying (non-GAAP)		$381	$379	$355	$2		1%	$26		7%

Total revenue, Underlying:
Total revenue (GAAP)	A	$1,396	$1,384	$1,278	$12		1%	$118		9%
Less: Lease impairment credit-related costs		(11)	—	—	(11)		(100)	(11)		(100)

Total revenue, Underlying (non-GAAP)	B	$1,407	$1,384	$1,278	$23		2%	$129		10%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$864	$854	$827	$10		1%	$37		4%
Less: Lease impairment credit-related costs		15	—	—	15		100	15		100

Noninterest expense, Underlying (non-GAAP)	D	$849	$854	$827	($5)		(1%)	$22		3%

Pre-provision profit, Underlying
Pre-provision profit (GAAP)		$532	$530	$451	$2		—%	$81		18%
Less: Lease impairment credit-related costs		(26)	—	—	(26)		(100)	(26)		(100)

Pre-provision profit, Underlying (non-GAAP)		$558	$530	$451	$28		5%	$107		24%

Total credit-related costs, Underlying:
Provision for credit losses (GAAP)		$70	$96	$90	($26)		(27%)	($20)		(22%)
Add: Lease impairment credit-related costs		26	—	—	26		NM	26		NM

Total credit-related costs, Underlying (non-GAAP)		$96	$96	$90	$—		—%	$6		7%

Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$462	$434	$361	$28		6%	$101		28%
Income tax expense and effective income tax rate, Underlying:
Income tax expense (GAAP)	F	$144	$114	$118	$30		26%	$26		22%
Less: Settlement of certain state tax matters		—	(23)	—	23		100	—		—

Income tax expense, Underlying (non-GAAP)	G	$144	$137	$118	$7		5%	$26		22%

Effective income tax rate (GAAP)	F/E	31.13%	26.36%	32.61%	477	bps		(148	)bps
Effective income tax rate, Underlying (non-GAAP)	G/E	31.13	31.56	32.61	(43	)bps		(148	)bps
Net income, Underlying:
Net income (GAAP)	H	$318	$320	$243	($2)		(1%)	$75		31%
Less: Settlement of certain state tax matters		—	23	—	(23)		(100)	—		—

Net income, Underlying (non-GAAP)	I	$318	$297	$243	$21		7%	$75		31%

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	J	$318	$313	$243	$5		2%	$75		31%
Less: Settlement of certain state tax matters		—	23	—	(23)		(100)	—		—

Net income available to common stockholders, Underlying (non-GAAP)	K	$318	$290	$243	$28		10%	$75		31%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					2Q17 Change
		2Q17	1Q17	2Q16	1Q17			2Q16
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,396	$1,384	$1,278	$12		0.87%	$118		9.23%
Less: Noninterest expense (GAAP)	C	864	854	827	10		1.17	37		4.47

Operating leverage							(0.30%)			4.76%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,407	$1,384	$1,278	$23		1.66%	$129		10.09%
Less: Noninterest expense, Underlying (non-GAAP)	D	849	854	827	(5)		(0.59)	22		2.66

Operating leverage, Underlying (non-GAAP)							2.25%			7.43%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	61.94%	61.68%	64.71%	26	bps		(277	)bps
Efficiency ratio, Underlying (non-GAAP)	D/B	60.36	61.68	64.71	(132	)bps		(435	)bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	L	$19,659	$19,460	$19,768	$199		1%	($109)		(1%)
Return on average common equity	J/L	6.48%	6.52%	4.94%	(4	)bps		154	bps
Return on average common equity, Underlying (non-GAAP)	K/L	6.48	6.05	4.94	43	bps		154	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	L	$19,659	$19,460	$19,768	$199		1%	($109)		(1%)
Less: Average goodwill (GAAP)		6,882	6,876	6,876	6		—	6		—
Less: Average other intangibles (GAAP)		2	—	2	2		100	—		—
Add: Average deferred tax liabilities related to goodwill (GAAP)		534	531	496	3		1	38		8

Average tangible common equity	M	$13,309	$13,115	$13,386	$194		1%	($77)		(1%)

Return on average tangible common equity	J/M	9.57%	9.68%	7.30%	(11	)bps		227	bps
Return on average tangible common equity, Underlying (non-GAAP)	K/M	9.57	8.98	7.30	59	bps		227	bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	N	$149,878	$148,786	$142,179	$1,092		1%	$7,699		5%
Return on average total assets	H/N	0.85%	0.87%	0.69%	(2	)bps		16	bps
Return on average total assets, Underlying (non-GAAP)	I/N	0.85	0.81	0.69	4	bps		16	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					2Q17 Change
		2Q17	1Q17	2Q16	1Q17			2Q16
					$/bps		%	$/bps		%
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	N	$149,878	$148,786	$142,179	$1,092		1%	$7,699		5%
Less: Average goodwill (GAAP)		6,882	6,876	6,876	6		—	6		—
Less: Average other intangibles (GAAP)		2	—	2	2		100	—		—
Add: Average deferred tax liabilities related to goodwill (GAAP)		534	531	496	3		1	38		8

Average tangible assets	O	$143,528	$142,441	$135,797	$1,087		1%	$7,731		6%

Return on average total tangible assets	H/O	0.89%	0.91%	0.72%	(2	)bps		17	bps
Return on average total tangible assets, Underlying (non-GAAP)	I/O	0.89	0.85	0.72	4	bps		17	bps
Net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	P	506,371,846	509,451,450	528,968,330	(3,079,604)		(1%)	(22,596,484)		(4%)
Average common shares outstanding - diluted (GAAP)	Q	507,414,122	511,348,200	530,365,203	(3,934,078)		(1)	(22,951,081)		(4)
Net income available to common stockholders (GAAP)	J	$318	$313	$243	$5		2	$75		31
Net income per average common share - basic (GAAP)	J/P	0.63	0.61	0.46	0.02		3	0.17		37
Net income per average common share - diluted (GAAP)	J/Q	0.63	0.61	0.46	0.02		3	0.17		37
Net income available to common stockholders, Underlying (non-GAAP)	K	318	290	243	28		10	75		31
Net income per average common share - basic, Underlying (non-GAAP)	K/P	0.63	0.57	0.46	0.06		11	0.17		37
Net income per average common share - diluted, Underlying (non-GAAP)	K/Q	0.63	0.57	0.46	0.06		11	0.17		37

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ, materially, from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	management’s ability to identify and manage these and other risks.

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the United States Securities and Exchange Commission on February 24, 2017.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR